Exhibit 10.17

OPGEN, INC.

EXECUTIVE EMPLOYMENT, CHANGE IN CONTROL
AND SEVERANCE BENEFITS AGREEMENT

This EXECUTIVE EMPLOYMENT, CHANGE IN CONTROL AND SEVERANCE BENEFITS AGREEMENT (“Agreement”) is dated April 17, 2015 (“Effective Date”), and is between Kevin Krenitsky, M.D. (“Executive”) and OpGen, Inc., a Delaware corporation (“Company”).

WHEREAS, the Company and Executive wish to enter into this Agreement to set forth the terms of employment of Executive by the Company, and to set forth the compensation and benefits that Executive will be eligible to receive in the event that Executive’s employment with the Company terminates under the circumstances described herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.                                      Employment Terms.

1.1                               Employment.  The Company hereby employs Executive as its President, and Executive agrees to become employed by the Company as its President as of the Effective Date.  Executive will report to the Chief Executive Officer.  Until May 31, 2015, Executive will work ten percent (10%) of a full time position as he transitions into the role of President.  Thereafter, Executive will work full-time for the Company and devote all of his professional time to the position of President of the Company.  With the consent of the Company, the Executive can maintain or accept a role as a director of another entity; provided, however, that he can serve in such role for no more than two entities.

1.2                               Cash and Equity Compensation and Benefits.

(a)                                 Cash Compensation.  The Executive’s base annual salary is $325,000, paid in accordance with the Company’s standard payroll practices.  The base salary shall be pro-rated for the employment period between the Effective Date and May 31, 2015, and thereafter be paid at the 100% level for full-time service.  Such annual base salary can be increased by the Board of Directors in its discretion, but cannot be decreased without the Executive’s consent unless the Executive’s role with the Company has changed.  In addition, the Executive will be eligible to participate in the Company’s annual discretionary bonus plan with a target bonus potential of forty percent (40%) of annual base salary.  The Board of Directors or Compensation Committee of the Board will establish the performance goals associated with such annual bonus.  The actual bonus for 2015 will be prorated based on the period worked during 2015.

(b)                                 Equity Compensation.  In connection with the Executive’s retention as the President of the Company, the Board of Directors shall take action to award the Executive stock options, awarded under the 2015 Equity Incentive Plan (the “Plan”) equal to two and one-half percent (2.5%) of the equity of the Company on a fully diluted basis as of the date of grant.  If this Agreement’s terms are substantially agreed to by the parties  prior to the Company’s initial public offering, the grant will be made in connection with such offering at the initial public offering price.  The stock options awarded will be incentive stock options to the extent permitted by law, have a term of ten (10) years and shall vest twenty-five percent (25%) on the first anniversary of the date of grant and six and one-quarter percent (6.25%) quarterly thereafter on the first business day of each quarter for three years.  The terms of the Plan shall apply to such stock option award, unless modified herein or in the stock option certificate issued by the Company to document the award.

(c)                                  Relocation Expenses.  The Company will reimburse you for relocation expenses in the amount not to exceed $20,000 to assist you with move related expenses to relocate your household to the DC Metro area.  This amount can be used by Executive for any move-related expenses including, but not limited to, securing temporary housing in the DC Metro area, storage of possessions, etc. but must be used within 120 days of the Effective Date.  The Company requires delivery of receipts, invoices or other evidence of payment in order to reimburse for these relocation expenses.  This relocation bonus is repayable in full to the Company in the event the Executive resigns from his position within one year after the date of receipt of the reimbursement, and the Company shall be entitled to offset such amount against any payments due to you at the time of such termination of employment.

(d)                                 Benefits.  The Executive is eligible to receive ten paid holidays per year, plus two “floating holidays” which, for 2015, are pro-rated based on the Effective Date and full-time status.  Additionally, the Executive is eligible for paid time off (“PTO”) at the rate of twenty (20) PTO days per year.  Future increases in PTO will be based on Company policy and your years of service with the Company.  The Executive shall be eligible to participate in the Company’s benefit programs, including its health and welfare plans, its 401(k) defined contribution plan and such other benefits as offered to full-time employees.

2.                                      Severance Benefits.

2.1                               Eligibility for Severance Benefits. If the Company terminates Executive’s employment without Cause (as defined below), and provided that any such termination constitutes a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation From Service”), (such termination event is referred to as a “Covered Termination” and the effective date of termination is the “Termination Date”), Executive will be eligible for the compensation and benefits described in Section 2.2 below. If Executive’s employment terminates for any reason other than a Covered Termination, Executive will not be eligible to receive any compensation or benefits under this Agreement.

2.2                               Amount of Severance Benefits.  Following a Covered Termination, and subject to the terms and conditions set forth in Section 4, Executive will receive severance pay at the rate of Executive’s base salary in effect immediately prior to the effective date of the Covered Termination for six (6) months from the Termination Date, less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company following such Termination Date; provided, however, that no payments will be made prior to the 60th day following the Termination Date, and on such 60th day, the Company will make a lump sum payment to Executive equal to the payments he would have received through such date had the timing of the payments not been delayed by this sentence, with the balance of the payments made thereafter as originally scheduled.

3.                                      Change in Control Benefits. If a Change in Control (as defined below) closes and becomes effective, and Executive’s employment is terminated in connection with such Change in Control, Executive will be eligible for the following payments and benefits:

3.1                               Accelerated Vesting of Equity Awards.

(a)                                 On the effective date of a termination of employment associated with the Change in Control, unless any outstanding stock option or other equity award held at such time by Executive under the terms of the Plan, or any other plan or program (collectively, the “Equity Awards”) are not continued, assumed or substituted for as part of the Change in Control transaction, such Equity Awards will become vested and immediately exercisable (if applicable) or shall have all forfeiture restrictions lapse upon the date of termination of employment; provided, however, to the extent any equity awards have performance goals attached, the achievement of which cannot be determined as of the date of termination, such awards shall continue to exist, to the extent possible, until the end of the performance period and be paid, to the extent earned, after such period.

(b)                                 Notwithstanding the above, if any Equity Awards are not continued, assumed, or substituted for as part of the Change in Control transaction, and would otherwise terminate and expire upon the Change in Control, then any such Equity Awards will become one hundred percent (100%) vested and exercisable in full, or have any application forfeiture restrictions lapse immediately before such Change in Control transaction and contingent upon its effectiveness.

3.2                               Additional Severance Benefits. If Executive voluntarily terminates employment with the Company for Good Reason (as defined below) or the Company terminates Executive’s employment without Cause, either event occurring within twelve (12) months after the effective date of a Change in Control, and provided that such termination constitutes a Separation from Service, any such termination will be considered a Covered Termination and Executive will receive severance pay at the rate of Executive’s base salary in effect immediately prior to the effective date of the Covered Termination for six (6) months from the Termination Date, less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company following such Termination Date; provided, however, that no payments will be made prior to the 60th day following the Termination Date, and on such 60th day, the Company will make a lump sum payment to Executive equal to the payments he would have received through such date had the timing of the payments not been delayed by this sentence, with the balance of the payments made thereafter as originally scheduled.

4.                                      Release. Before any compensation or benefits will be payable to Executive on account of a Covered Termination, Executive must (a) execute a release substantially in the form attached hereto as Exhibit A (the “Release”) within the applicable Consideration Period specified in the Release, (b) not revoke the Release within any applicable revocation period specified in the Release such that the Release is effective not later than the 60th day following the date of termination of employment, and (c) comply with any post-termination obligations to the Company, including the confidentiality and non-disparagement provisions of the Release. In the event that Executive does not comply with any of the foregoing obligations, no compensation or benefits shall be payable under this Agreement to Executive, and the Company may cease any further payments or the provision of additional benefits hereunder.

5.                                      Basis of Payments. All benefits under this Agreement shall be paid by the Company. This Agreement shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

6.                                      Other Severance Agreements and Policies. The compensation and benefits provided to Executive pursuant to this Agreement are in lieu of, and not in, addition to, any benefits to which Executive may otherwise be entitled under any other agreement between Executive and the Company in respect of severance or termination pay or benefits, or any Company severance plan, policy or program, or other corporate documents of any type, including any individually negotiated severance provisions as part of any offer letter or employment agreement between the Company and Executive (collectively, “Other Agreements”). The severance pay and benefits provided hereunder are intended to supersede and replace any severance pay and benefits to which Executive may otherwise be entitled as a result of any termination from employment, and by executing this Agreement Executive agrees to waive, forego and forever relinquish any right or entitlement to receive compensation or benefits under any Other Agreements. This waiver and relinquishment is in consideration for the right to severance pay and benefits under the terms of this Agreement which are in addition to the compensation and benefits that Executive would otherwise be eligible to receive, and applies whether or not Executive actually receives severance pay or benefits hereunder.

7.                                      Term.  This Agreement will become effective on the Effective Date and shall continue in effect unless and until the Company terminates this Agreement by providing Executive with at least three hundred sixty-five (365) days’ prior written notice.  Such notice shall specify the termination date for this Agreement.  If a Covered Termination occurs, including, without limitation, a Covered Termination in connection with a Change in Control, while the Agreement is in effect, the Agreement will continue in effect until such time as Executive has received all of the payments and benefits to which he is entitled hereunder.

8.                                      Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Cause” means: (i) Executive’s commission of a felony; (ii) any act or omission of Executive constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) Executive’s violation of Company policy that causes material harm to the Company; (iv) Executive’s material breach of any written agreement between Executive and the Company which, if curable, remains uncured after notice; or (v) Executive’s breach of fiduciary duty. The termination of Executive’s employment as a result of the death or Disability (as defined in the Company’s disability plan) of Executive shall not, in any event, be deemed to be a termination without Cause. Transferring Executive’s employment to a Successor (as defined below) shall not be considered a termination without Cause under this Agreement.

(b)                                 ‘‘Change in Control” means and includes each of the following:

(i)                                     A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)                                  The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1)                                 which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)                                 after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 8(b)8(b)(ii)(2) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iii)                               The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any portion of an Equity Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii) or (iii) with respect to such Equity Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

The Company’s Board of Directors shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(c)                                  “Exchange Act” will mean the Securities Exchange Act of 1934, as amended.

(d)                                 “Good Reason” will mean any of the following, without Executive’s consent: (i) a material diminution of Executive’s responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of Executive’s responsibilities or duties); (ii) material reduction in the level of Executive’s base salary (and any such reduction will be ignored in determining Executive’s base salary for purposes of calculating the amount of severance pay); (iii) relocation of the office at which Executive is principally based to a location that is more than fifty (50) miles from the location at which Executive performed his or her duties immediately prior to the effective date of a Change in Control; (iv) failure of a Successor in a Change in Control to assume this Agreement; or (v) the Company’s material breach of any written agreement between Executive and the Company. Notwithstanding the foregoing any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family Medical Leave Act shall not be a Good Reason for purposes of this Agreement. Additionally, before Executive may terminate employment for a Good Reason, Executive must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to Good Reason, the Company must fail to remedy or cure the alleged Good Reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the Good Reason (or it is incapable of being cured within such thirty-day period), then Executive must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation). Transferring Executive’s employment to a Successor is not itself Good Reason to terminate employment under this Agreement, provided, however, that subparagraphs (i) through (v) above shall continue to apply to Executive’s employment by the Successor. This definition is intended to constitute a “substantial risk of forfeiture” as defined under Treasury Regulation 1.409A-1(d).

References to the Company in this Agreement shall be deemed to include any affiliate of the Company, or any Successor Entity, as applicable.

9.                                      General Provisions.

9.1                               Nonexclusivity. Except as specifically provided herein, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other equity agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits of which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

9.2                               Non-Alienation of Benefits. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change, and any attempt to so subject a benefit hereunder shall be void.

9.3                               Notices. Any notices provided hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

9.4                               Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or enforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

9.5                               Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.6                               Complete Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

9.7                               Amendments. This Agreement may be amended, modified or terminated only in writing signed by Executive and the Company. The Company may only consent to an amendment or modification of this Agreement after such amendment or modification has been approved by the Company’s Board of Directors or compensation committee thereof.

9.8                               Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

9.9                               Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.10                        Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

9.11                        Choice of Law and Venue. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Maryland. The parties hereby submit to the jurisdiction of the state and federal courts for the location encompassing the Company’s then principal offices for the resolution of any disputes arising under this Agreement.

9.12                        Opportunity for Independent Counsel and Advisors. Executive acknowledges that Executive has had an opportunity to retain and consult with independent counsel and tax advisors to review this Agreement. The Company makes no representations as to the tax treatment of the payments and benefits provided for under this Agreement.

9.13                        Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code’’) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A’’) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation From Service unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

OPGEN, INC.

By:	/s/ Evan Jones
Name: Evan Jones
Title: Chief Executive Officer

/s/ Kevin Krenitsky
Kevin Krenitsky

Exhibit A:                                         Form of Release Agreement